December  9,  2005



SpaceDev,  Inc.
13855  Stowe  Drive
Poway,  CA  92064

                     Re: Registration Statement on Form S-4
                     --------------------------------------

Ladies  and  Gentlemen:

     We have acted as special counsel to SpaceDev, Inc., a Colorado corporation ("Parent"), and its wholly-owned subsidiary Monoceros Acquisition Corp., a Colorado corporation ("Merger Sub"), in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the registration of up to an aggregate 12,357,143 shares (the "Shares") of Parent's common stock, par value $0.0001 per share (the "Common Stock"), pursuant to the terms and conditions of that certain Agreement and Plan of Merger and Reorganization, made and entered into as of October 24, 2005 and amended on December 7, 2005 (as so amended the "Merger Agreement"), by and among Parent, Merger Sub, Starsys Research Corporation, a Colorado corporation ("Starsys"), Scott Tibbitts, a key shareholder, and Scott Tibbitts, as shareholder agent for the shareholders of Starsys, pursuant to which it is contemplated that Starsys will merge with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger"). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-B.

     In connection with this opinion, we have reviewed the Registration Statement, Parent's charter documents, the proceedings taken by Parent with respect to the authorization and adoption of the Merger and the Merger Agreement, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the "Share Certificates") conform to the specimen common stock certificate submitted to us,
(ii) the Share Certificates will be duly executed by Parent and countersigned by the transfer agent therefor in accordance with Article V, Section 1 of Parent's bylaws and Section 7-106-206 of the Colorado Revised Statutes, (iii) the shareholders of Parent and Starsys will approve and adopt the Merger Agreement and approve the Merger, and a Statement of Merger will be filed with the Secretary of State of the State of Colorado giving effect to the Merger, (iv) the shareholders of Parent will approve and adopt the amendment to the Articles of Incorporation of Parent increasing the authorized shares of common stock of Parent to 100,000,000 shares (the "New Shares") and Articles of Amendment will be filed with the Secretary of State of the State of Colorado giving effect to such amendment, (v) shares currently reserved, including without limitation from the New Shares upon authorization thereof, will remain available for the issuance of the Shares, and (vi) neither Parent's charter documents, the Merger Agreement nor any of the proceedings relating to the Merger will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of Parent certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

     Based on the foregoing review, and in reliance thereon, and subject to the assumptions and limitations set forth herein, including without limitation the approval of the Merger and the authorization of the New Shares, we are of the opinion that if, as and when the Shares are issued, executed and delivered in the manner and for the consideration set forth in the Registration Statement and the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the "Legal Matters" portion of the Registration Statement.

     We express no opinion as to matters governed by any laws other than the Colorado Business Corporation Act and California General Corporation Law, the applicable provisions of the Colorado and California Constitutions and reported decisions of the Colorado and California courts interpreting these respective laws.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Parent, Merger Sub, the Shares, the Merger, the Merger Agreement, or the Registration Statement.

                                                        Respectfully  submitted,

                                /s/ SHEPPARD,  MULLIN,  RICHTER  &  HAMPTON  LLP


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